UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2008

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois	60555
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (630) 753-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On December 23, 2008, the management of the company, with the concurrence of the company’s Audit Committee, concluded that the company’s previously issued unaudited financial statements for the three and nine months ended July 31, 2008 should no longer be relied upon because of errors, described below, that when restated will modestly increase the company’s net income for the three and nine months ended July 31, 2008.

The errors occurred in our Truck segment and include accounting for inventory, accounts payable and costs of products sold. Specifically as of and for the three months ended July 31, 2008, (a) costs of products sold were overstated and income before taxes, net income and earnings per share were understated, (b) inventories were understated and (c) accounts payable were understated. The company’s review process is continuing and may extend to the first and second quarters of 2008; consequently the matters identified at this stage, and any assessment of the nature, scope or amount of restatement, are preliminary and subject to change.

In our quarterly reports on Form 10-Q as previously filed, we reported under Item 4 “Controls and Procedures,” that our disclosure controls and procedures were not effective, due in part to material weaknesses in internal control over financial reporting. We believe that the restatement matters discussed here are consistent with our disclosures under Item 4; however, as a result of the need to restate the company’s quarterly financial statements, management has concluded that such disclosures should be revised. That assessment, while not yet complete, will result in the disclosure of a material weakness in the area of inventory accounting procedures.

Management is addressing this matter promptly and with due care. Management and the Audit Committee have discussed these matters with our Independent Registered Public Accounting Firm, KPMG LLP. At this time management anticipates completing its review of these matters and filing one or more Forms 10Q/A as soon as reasonably practicable.

ITEM 7.01 REGULATION FD DISCLOSURE

In accordance with General Instruction B.2. to Form 8-K, the following information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

On December 23, 2008 the company issued a press release relating to the matters discussed in Item 4.02 above, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

In addition, the Form 10-Q/A will include revisions to the Company’s previously filed unaudited condensed consolidated statements of cash flows to reflect the correction of certain immaterial errors. These immaterial errors primarily relate to the incorrect allocation of the effect of exchange rates on cash and cash equivalents but have no effect on reported cash balances. The corrections had no effect on our previously reported unaudited condensed consolidated balance sheets, or unaudited condensed consolidated statements of operations.

Further, the Form 10-Q/A will include revisions to the Company’s previously filed unaudited condensed consolidated balance sheets to reflect the correction of an immaterial error. The immaterial error relates to the incorrect classification of certain option arrangements that permit the holders to tender such options for cash in certain limited circumstances. The correction to reclassify certain amounts to temporary equity had no effect on our previously reported unaudited condensed consolidated statements of operations or the unaudited condensed consolidated statements of cash flows.

Navistar International Corporation (NYSE: NAV) is a holding company whose wholly owned subsidiaries produce International® brand commercial and military trucks, MaxxForce™ brand diesel engines, IC brand school and commercial buses, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. Another affiliate offers financing services. Additional information is available at www.navistar.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION Registrant

Date: December 23, 2008	/s/ Terry M. Endsley
Terry M. Endsley Executive Vice President and Chief Financial Officer